Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2019
Expecting Growth in Revenue for Fourth Quarter and Full Year
Spokane Valley, WA— April 30, 2019 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 30, 2019. The results were in line with the guidance provided in the Company’s announcement of preliminary results on April 10, 2019.
For the third quarter of fiscal year 2019, Key Tronic reported total revenue of $108.0 million, compared to $108.4 million in the same period of fiscal year 2018. For the first nine months of fiscal year 2019, total revenue was $358.5 million, up 9% from $329.3 million in the same period of fiscal year 2018.
As previously reported, the Company’s revenue in the third quarter of fiscal 2019 was adversely impacted by reduced orders from two large, longstanding customers. One of these customers needed to lower its inventory in the third quarter, but expects a rebound in demand in the fourth quarter; the other large customer is managing inventory as it is transitioning its production from Key Tronic’s China facilities to Key Tronic’s Mexico facilities. In addition, there were unanticipated delays in the launch of production for two new customers in the third quarter.
Due to its strategic investments in increased operational efficiencies in recent periods, the Company reduced its workforce by approximately 10%, resulting in a severance charge of $1.1 million in the third quarter of 2019. Due to accounting requirements, Key Tronic also wrote down its goodwill and intangibles by approximately $12.5 million in the third quarter of 2019.
For the third quarter of fiscal year 2019, the Company had a net loss of approximately $12.0 million or $(1.11) per share, compared to net income of $0.6 million or $0.06 per share for the same period of fiscal year 2018. For the first nine months of fiscal year 2019, the net loss was $8.8 million or $(0.82) per share, compared to net income of $0.9 million or $0.08 per share for the same period of fiscal year 2018.
Excluding charges for the write off of goodwill and intangibles and for severance, the results would have been approximately net income of $0.02 per share and $0.32 per share, respectively, for the third quarter and first nine months of fiscal year 2019.
“While we were significantly impacted by the unanticipated decline in demand from two large customers, we expect both of these new programs to rebound and contribute significant revenue in the fourth quarter,” said Craig Gates, President and Chief Executive Officer. “At the same time, our new programs continue to ramp and we continue to win significant new business from both EMS competitors and from existing customers, including four new programs involving consumer kitchen tools, emergency medical equipment, paper dispensing products, and outdoor LED lighting.
“We expect to report growth in revenue for the fourth quarter and for the year. Moreover, our investments in increased efficiencies in recent periods have allowed us to streamline our operations, lowering manufacturing and operating expenses by approximately $3 million annually.”
Business Outlook
For the fourth quarter of fiscal year 2019, the Company expects to report revenue in the range of $112 million to $117 million, and earnings in the range of $0.10 to $0.15 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-667-5617 or +1-334-323-0509 (Access Code: 8155106). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 8155106).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China, and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net sales	$107,954	$108,352	$358,463	$329,294
Cost of sales	101,147	100,197	332,243	304,494
Gross profit	6,807	8,155	26,220	24,800
Research, development and engineering expenses	1,398	1,560	4,955	4,565
Selling, general and administrative expenses	5,497	5,816	16,184	16,641
Impairment of goodwill and intangibles	12,448	—	12,448	—
Total operating expenses	19,343	13,192	33,587	21,206
Operating income (loss)	(12,536)	779	(7,367)	3,594
Interest expense, net	720	656	2,105	1,866
Income (loss) before income taxes	(13,256)	123	(9,472)	1,728
Income tax provision (benefit)	(1,275)	(521)	(673)	876
Net income (loss)	$(11,981)	$644	$(8,799)	$852
Net income (loss) per share — Basic	$(1.11)	$0.06	$(0.82)	$0.08
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income (loss) per share — Diluted	$(1.11)	$0.06	$(0.82)	$0.08
Weighted average shares outstanding — Diluted	10,760	10,760	10,760	10,760

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$165	$343
Trade receivables, net of allowance for doubtful accounts of $58 and $0	55,903	70,262
Contract assets	20,138	—
Inventories, net	95,396	110,315
Other	16,590	13,600
Total current assets	188,192	194,520
Property, plant and equipment, net	28,533	27,548
Other assets:
Deferred income tax asset	7,826	7,882
Goodwill	—	9,957
Other intangible assets, net	733	3,726
Other	2,868	2,895
Total other assets	11,427	24,460
Total assets	$228,152	$246,528
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,759	$76,198
Accrued compensation and vacation	6,336	8,105
Current portion of debt, net	5,841	5,841
Other	6,879	8,769
Total current liabilities	87,815	98,913
Long-term liabilities:
Term loans	8,551	12,932
Revolving loan	18,126	16,222
Other long-term obligations	476	380
Total long-term liabilities	27,153	29,534
Total liabilities	114,968	128,447
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,598	46,244
Retained earnings	64,536	72,806
Accumulated other comprehensive gain (loss)	2,050	(969)
Total shareholders’ equity	113,184	118,081
Total liabilities and shareholders’ equity	$228,152	$246,528

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